Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Webster Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Webster Financial Corporation related to the registration of various classes of securities which may be offered by Webster Financial Corporation and/or Webster Capital Trust V, and/or Webster Capital Trust VI, and/or Webster Capital Trust VII (the “Registration Statement”) of our reports dated February 27, 2008, with respect to (i) the consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007 and (ii) the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

December 3, 2008